AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 1995
                                                       REGISTRATION NO. 33-_____
- --------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  __________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  ==========
                              CYTOGEN CORPORATION
            (Exact name of Registrant as specified in its charter)
        DELAWARE                                              22-2322400
 (State or other juris-                                    (I.R.S. Employer
diction of incorporation                                  Identification No.)
    or organization)

                        600 COLLEGE ROAD EAST, CN 5308
                       PRINCETON, NEW JERSEY  08540-5308
                                (609) 987-8210
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               T. JEROME MADISON
             VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                              CYTOGEN CORPORATION
                        600 COLLEGE ROAD EAST, CN 5308
                       PRINCETON, NEW JERSEY  08540-5308
                                (609) 987-8210
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
     JAMES J. MARINO, ESQUIRE                       ROBERT ROSENMAN, ESQUIRE
      DECHERT PRICE & RHOADS                        CRAVATH, SWAINE & MOORE
PRINCETON PIKE CORPORATE CENTER, CN 5218                 WORLDWIDE PLAZA
   PRINCETON, NEW JERSEY  08543-5218                    825 EIGHTH AVENUE
             (609) 520-3200                         NEW YORK, NEW YORK  10019
                                                          (212) 474-1300

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

     Title of each class              Amount to be         Proposed maximum         Proposed maximum        Amount of
     of securities to be              registered(1)       offering price per            aggregate          registration
         registered                                        share or unit(2)         offering price(2)          fee
- ------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per
 share, and Warrants to Purchase
 Common Stock.....................    $11,000,000                 100%                $11,000,000           $3,793.10


====================================================================================================================================

(1) Includes (a) the shares of Common Stock, par value $.01 per share (the "Common Stock"), to be sold pursuant to the Purchase Agreement, (b) the Warrants to purchase Common Stock, and (c) the number of shares of Common Stock issuable under the Warrants.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
                       _________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                               EXPLANATORY NOTE
                               ----------------

       This Registration Statement includes two basic prospectuses with corresponding forms of prospectus supplements for the offering of the Common Stock, and the offering of Warrants and the Common Stock issuable upon exercise of the Warrants. Following this Explanatory Note in sequential order are the (i) basic prospectus and form of prospectus supplements for the offering of the Common Stock, and (ii) basic prospectus and form of prospectus supplement for the Warrants and the Common Stock issuable upon exercise of the Warrants.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION -- DATED MARCH 28, 1995

  PROSPECTUS

                              CYTOGEN CORPORATION

                            SHARES OF COMMON STOCK
                               ($.01 PAR VALUE)
                               ----------------

                 This Prospectus relates to the offer from time to time of shares of Common Stock, par value $.01 per share (the "Shares" or "Common Stock"), with a purchase price of up to $11,000,000 by Cytogen Corporation (the "Company") through Nomura Securities International, Inc. ("Nomura"), as underwriter (the "Arrangement"). The Shares will be purchased by Nomura from the Company, subject to the terms and conditions of a Purchase Agreement dated March 28, 1995 (the "Purchase Agreement"), in a series of takedowns ("Takedowns") at prices per Share equal to 90% of the average of the closing bid prices ("Trading Price") of the Shares reported on the Nasdaq National Market ("Nasdaq") over a twenty-one trading day pricing period ("Pricing Period") ending prior to the Takedown. In connection with each Takedown, Nomura will purchase, at a purchase price of $.001 per Warrant, Warrants (the "Warrants") to purchase a number of Shares equal to 10% of the total number of Shares sold in such Takedown by the Company. The Warrants shall be immediately exercisable at an exercise price equal to 160% of the Trading Price of the Shares issued in such Takedown and may be exercised during a period of three years following the Takedown.

                 At the commencement of each Pricing Period, the Company will prepare and file with the Securities and Exchange Commission (the "Commission") a supplement to this Prospectus (the "Prospectus Supplement") which sets forth the maximum aggregate dollar amount of the Takedown, the date of commencement of the Pricing Period, the expected maximum net proceeds and the expected closing date. At the end of each Pricing Period, the Company will promptly prepare and file with the Commission a Prospectus Supplement which sets forth certain terms of the offering of the Shares, including the number of Shares being purchased from the Company by Nomura, the price being paid by Nomura for such Shares, the net proceeds to the Company, and the prices at which the Common Stock was sold by Nomura during the Pricing Period. Nomura expects to sell the Shares from time to time in at the market transactions on Nasdaq. Nomura may also sell the Shares in negotiated transactions, or by a combination of at the market and negotiated transactions, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. Nomura intends to effect short sales of the Common Stock during the Pricing Periods. There can be no assurance that the short sales effected by Nomura will not have an adverse impact on the current market price of the Common Stock. Nomura may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of commissions, mark-ups or other payments from Nomura or from the purchasers of the Shares for whom the broker-dealers may act as agent or to whom they may sell as a principal, or both. See "UNDERWRITING".
- -------------

                 The Company will bear all expenses in connection with the registration of the Common Stock, which expenses are estimated to be $410,000. Nomura will pay any brokerage compensation in connection with its sale of the Shares and Warrants.

                 The Company has agreed to indemnify Nomura and each other underwriter within the meaning of the Securities Act of 1933 (the "Securities Act") that may purchase from or sell for Nomura any of the Shares and Warrants, and each person, if any, who controls Nomura or any underwriter within the meaning of the Securities Act, against certain liabilities, including liabilities under the Securities Act.

                 The Common Stock is quoted on Nasdaq under the symbol "CYTO". On _________, 1995, the reported last sale price of the Common Stock, as reported on Nasdaq, was $_____ per share. See "UNDERWRITING".
                                              --------------

                 This Prospectus may not be used to consummate sales of the Shares unless accompanied by a Prospectus Supplement.

                                 ____________

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

                                 ____________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ____________

                THE DATE OF THIS PROSPECTUS IS [________], 1995

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION........................................................  3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................  3

THE COMPANY..................................................................  5

RISK FACTORS.................................................................  5

USE OF PROCEEDS.............................................................  10

UNDERWRITING................................................................  10

LEGAL MATTERS...............................................................  12

EXPERTS.....................................................................  13


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING. ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF ITS DATE AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION
                             ---------------------

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is traded on the Nasdaq National Market and such reports, proxy statements and other information concerning the Company are available for inspection at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 9513 Key West Avenue, Rockville, Maryland 20850.

        The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, exhibits and schedules.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                -----------------------------------------------

        The Company hereby incorporates by reference into this Prospectus (i) its Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1994, which contains audited financial statements for the Company's latest fiscal year for which a Form 10-K was required to have been filed, (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1994, including but not limited to the Current Reports on Form 8-K filed by the Company with the Commission on January 6, 1995, February 16, 1995, February 23, 1995 and February 24, 1995, respectively and (iii) the description of the Common Stock, par value $.01 per share, as contained in its registration statement on Form 8-A declared effective on March 9, 1992.

        All documents and reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents or reports.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        THE COMPANY HEREBY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (NOT INCLUDING EXHIBITS TO SUCH INFORMATION UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INFORMATION). SUCH REQUESTS SHOULD BE DIRECTED TO T. JEROME MADISON, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES AT 600 COLLEGE ROAD EAST, CN 5308, PRINCETON, NEW JERSEY 08540-5308; TELEPHONE: (609) 987-8210.

        IN CONNECTION WITH ANY TAKEDOWN, FOLLOWING THE DETERMINATION OF THE NUMBER OF SHARES AND THE PRICE AT WHICH NOMURA IS COMMITTED TO PURCHASE, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH RULE 10b-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING".
         --------------

                                  THE COMPANY
                                  -----------

        The Company is a biopharmaceutical company engaged in the discovery, development, manufacture and marketing of products to better diagnose and treat disease. The Company's current portfolio of products provides targeted delivery of diagnostic and therapeutic substances directly to the sites of disease. The Company is using its patented and proprietary technologies to develop specific in vivo cancer diagnostic imaging and therapeutic products to build a focused cancer care franchise. The Company may expand from cancer into other therapeutic areas employing related technologies.

        The Company's current focus is on: (i) Samarium 153 EDTMP ("Samarium EDTMP"), a cancer therapy agent for the treatment of bone pain associated with bone metastases, which is in late Phase III clinical development with a New Drug Application submission to the U.S. Food and Drug Administration ("FDA") anticipated in the first half of 1995; (ii) ProstaScint(TM), a prostate cancer diagnostic imaging product, for which a Product License Application ("PLA") was submitted to and accepted for filing by FDA effective March 13, 1995; and (iii) OncoScint(R) CR/OV, the Company's monoclonal antibody-based diagnostic imaging agent for colorectal and ovarian cancer, which has been approved by FDA since December 1992 and, in its colorectal cancer application, in various European countries since June 1991.

        The Company has licensed to The DuPont Merck Pharmaceutical Company ("DuPont Merck") the manufacturing and co-marketing rights to Samarium EDTMP in the U.S. The Company has assigned high priority to the product development and commercialization programs for Samarium EDTMP and ProstaScint. The Company is continuing to evaluate, invest in and support the sales and marketing activities with respect to OncoScint CR/OV. While the product has technically performed as predicted in clinical applications, OncoScint CR/OV has achieved very limited sales, and negligible sales growth, in both the U.S. and European markets since its introduction.

        The Company's strategic plan also supports continued commitment to its "linker" technology through ongoing product development efforts for cancer therapeutic agents. The Company expects to expand its current product portfolio through in-licensing products and technologies. In addition, the Company has committed additional resources to its molecular recognition unit program which, as a result of recent patent filings and development trends, has been renamed the Totally Synthetic Affinity Reagents\SynGenes ("TSARs\SynGenes") program. This program involves long peptides that have the ability to recognize and bind to specific target sites in the human body. The Company believes that the ability of these compounds to bind to predetermined sites may mediate certain diagnostic or therapeutic effects more effectively than its current monoclonal antibody delivery systems and other existing products.

        The Company is a Delaware corporation with its principal executive offices at 600 College Road East--CN 5308, Princeton, N.J. 08540-5308. Its telephone number is (609) 987-8200.


                                 RISK FACTORS
                                 ------------

        An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to the other information set forth and incorporated by reference in this Prospectus before making any decision to invest in the Common Stock.

        HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT. The Company commenced its research activities in 1981, and has never made a profit nor has it ever had positive cash flow from operations. At December 31, 1994, the Company had an accumulated deficit of approximately $155.8 million, and the Company anticipates it will continue to incur substantial losses in the future. The Company first recognized product related revenues in 1992. Product related revenues were $400,000, $1.6 million and $1.4 million in fiscal 1992, fiscal 1993 and fiscal 1994, respectively. License and contract revenues were $13 million, $8.8 million and $1 million in fiscal 1992, fiscal 1993 and fiscal 1994, respectively. The Company recognized license and contract revenues of $9.1 million and $7.9 million in fiscal 1992 and fiscal 1993, respectively, which represented 68% and 76% of total revenue, from CytoRad Incorporated ("CytoRad"), a biopharmaceutical company engaged in the research and development of proprietary antibody-based delivery systems for the diagnosis and treatment of prostate cancers and the treatment of ovarian cancer, utilizing technology licensed from the Company. No CytoRad license and contract revenues were recognized in fiscal 1994. In February 1995, CytoRad merged with and into a subsidiary of the Company. As a result of the merger, the Company estimates that it will record in the first quarter of 1995 approximately $20 million for acquired research and development on its statement of operations, representing the amount by which the purchase price exceeds CytoRad's net book value. The Company anticipates that even if its products currently in development receive necessary regulatory approvals, its revenues over the near term will not be sufficient to cover its operating expenses. The Company's profitability will be dependent on its success in developing, obtaining and maintaining regulatory approvals for, and effectively marketing (either itself or through third parties) its products. There can be no assurance as to when or whether profitability will be achieved.

        FUTURE CAPITAL NEEDS; UNCERTAINTY OF FUNDING. The Company estimates that its existing funds will enable it to maintain its current and planned operations through fiscal 1995. In order to develop, manufacture and market all of its products effectively, the Company will require substantial additional funding. If such funding is not obtained the Company would be required to significantly curtail its operations. In order to meet these needs, the Company intends to seek to raise funds through additional sales of equity securities (including pursuant to the Arrangement), which could result in substantial dilution of the percentage ownership of the then Company stockholders, through marketing and out-licensing arrangements, corporate partnering arrangements or strategic mergers and acquisitions. No assurance can be given as to the Company's success in obtaining additional funding or as to the terms of any such funding.

        The offering of the Shares described herein will be contingent, in part, upon prevailing market conditions, including the trading price and trading volume of the Common Stock. In addition, due to the discretionary nature of the obligation of Nomura to purchase Shares under the Purchase Agreement, there can be no assurance that the Company will realize any significant levels of funding from the sale of Shares pursuant to the Arrangement.

        CHANGES IN CONTRACT REVENUES. A significant portion of the Company's total revenues have historically been generated from licensing and related contracts with third parties. With the exception of a recently executed contract with DuPont Merck, all of these contracts have either been terminated, in which event, the Company has reacquired the technology licensed to such third parties, or have no continuing commercial value. With the exception of such revenues as may be derived from its license agreement with DuPont Merck, which relates to the Company's rights to Samarium EDTMP, the Company does not currently have any source of contract revenues. Under its strategic plan, the Company has assigned high priority to the product development and commercialization programs for Samarium EDTMP and ProstaScint while it continues to evaluate, invest in and support the sales and marketing activities with respect to OncoScint CR/OV, which to date, has achieved very limited sales and negligible sales growth in both the U.S. and European markets. The Company's strategic plan also supports development of additional products and technologies. No assurances can be given that this strategy will be successful or that the Company will in the future achieve significant revenues through product sales, license agreements or otherwise.

        LIMITED MANUFACTURING CAPABILITY AND EXPERIENCE. The Company has limited commercial scale manufacturing capacity, and it has not previously produced commercial quantities of monoclonal prostate cancer antibodies, which are a necessary element to the development of its ProstaScint product line. An Establishment License Application ("ELA") for the facility used by the Company for the production of its colorectal and ovarian imaging products was approved by FDA in December 1992. An ELA Supplement prepared in 1994 in conjunction with the PLA for ProstaScint was submitted to and accepted for filing by FDA on March 13, 1995. The Company believes that this facility will allow it to meet its projected production requirements for its OncoScint CR/OV and ProstaScint product lines in both the United States and Europe for the near term, although no assurances can be given to that effect. If the Company's projected production requirements are not achieved it would suffer materially adverse effects. The Company currently has the in-house production capacity necessary to produce projected commercial quantities of prostate cancer monoclonal antibodies for manufacture of ProstaScint. However, no assurance can be given that the facility will receive the necessary approvals to produce commercial quantities of antibodies for ProstaScint, or that commercial quantities of antibodies will be otherwise obtained. The Company will be required to obtain and maintain regulatory approval for each of its commercial manufacturing processes and facilities. Any failure to receive, or substantial delay in obtaining, or an inability to maintain, regulatory approval for its manufacturing processes and facilities will have a material adverse effect on the Company.

        SINGLE SUPPLIER OF CERTAIN RAW MATERIALS. The raw materials used in the manufacture of the Company's products include two antibodies. The Company has both exclusive and non-exclusive license agreements which permit it to use monoclonal antibodies in the products it is developing. The Company's one commercial product, OncoScint CR/OV, uses a monoclonal antibody which is supplied by a single manufacturer. The Company is aware that prior to 1992 this supplier experienced certain operational difficulties relating to variations in product yield, although to the Company's knowledge these difficulties have not been experienced by the supplier since such time. These difficulties did not materially adversely affect the Company. Although the Company anticipates that the supplier will be able to meet the Company's needs for commercial quantities of monoclonal antibodies for OncoScint CR/OV, no assurances can be given to that effect. Failure by the supplier to provide these requisite monoclonal antibodies in quantities sufficient to meet demand could have a material adverse effect on the Company's business.

        MARKETING UNCERTAINTIES. The Company has a limited sales force and has historically relied in large part on third parties to market its products. In 1994 and the first quarter of 1995, the Company terminated its marketing relationship with both Oncoscint CR/OV marketing partners. Since May 1994, the Company's direct sales force has been the sole marketer of its OncoScint CR/OV product in the United States. The Company intends to secure alternative marketing and distribution partners for OncoScint CR\OV in Europe and Japan. The Company is currently evaluating its product marketing options in the United States and is considering maintaining its direct selling efforts, as well as, co-promotion arrangements or licensing of all rights to a third party. Depending on the approach selected, significant resources might be required. The Company is also exploring advances in teleradiology in order to improve the acquisition and interpretation of an OncoScint CR/OV scan. There can be no assurance that the Company's marketing strategy will be successful.

        The Company's ability to market its products successfully in the future will be dependent on a number of factors, many of which are not within its control. Due to slower than anticipated growth in OncoScint CR/OV product sales, the Company has a significant investment in inventories. These inventories include raw materials which the Company currently estimates will not be fully used in the foreseeable future. During fiscal 1993 and fiscal 1994, the Company recorded $2.3 million and $1.1 million of inventory writedowns due to shelf life expiration and other inventory realization issues. In July 1993, the Company petitioned FDA for an extension of the shelf life of its monoclonal antibody raw material inventories. As of December 31, 1994, the Company had raw materials of $3.2 million, of which approximately $2.0 million exceeded the currently approved FDA shelf life. The realization of the Company's investment in inventory is dependent upon growth in product sales and the outcome and timing of the response by FDA to the Company's request to extend the deemed product shelf life. The Company cannot predict with accuracy when FDA will respond to such request and no assurances can be given that such response will be favorable to the Company. Given the foregoing uncertainties with respect to raw material inventory, future inventory writedowns may be required.

        DEPENDENCE UPON KEY PERSONNEL. The Company's ability to develop marketable products and to maintain a competitive position in light of technological developments will depend, in large part, on its ability to attract and retain qualified scientific personnel and to develop and maintain relationships with leading research institutions. Competition for such personnel and relationships is intense. The Company is highly dependent on the principal members of its management and scientific staff, the loss of whose services might impede the achievement of development objectives. The Company does not maintain any significant amounts of key personnel insurance on the lives of its employees or directors.

        POTENTIAL FOR PRODUCT LIABILITY EXPOSURE. The Company could be subject to product liability claims in connection with the use of products that the Company is currently developing, manufacturing and marketing or that the Company or its licensees may develop, manufacture and market in the future. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims or would be able to have its customers indemnify or insure the Company against such claims. Although the Company believes that its current product liability insurance coverage of $5 million per claim and $5 million in the aggregate is adequate for its present activities, there can be no assurance that such coverage will be adequate in terms and scope to protect it against material adverse effects in the event of a successful product liability claim.

        PATENTS AND PROPRIETARY RIGHTS. The Company has been issued patents in the United States and other countries and has numerous other patent applications pending to protect its proprietary technology. There can be no assurance that any patents that have been issued or may be issued in the future will be of substantial protection or commercial benefit to the Company, will afford the Company adequate protection from competing products or will not be challenged or declared invalid. Furthermore, there can be no assurance that additional U.S. or foreign patents will be issued to the Company. The extent to which the Company may be required to license other patents or proprietary rights held by others and the cost and availability of such licenses are presently unknown. The Company is not aware that any of its activities are in violation of third-party patents; however, any such violation could have a material adverse effect on its business. In addition, the Company relies heavily on its proprietary technologies for which patent applications have been filed but not yet granted in certain countries. Insofar as the Company relies on trade secrets, non-disclosure agreements and unpatented know-how to establish and maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies.

        GOVERNMENT REGULATION. The Company is subject to regulation by numerous governmental authorities in the United States, including FDA and the Nuclear Regulatory Commission, and in other countries. All of the Company's products, manufacturing processes and facilities require governmental licensing or approval prior to commercial use and the maintenance of such approvals thereafter. The approval process applicable to products of the type being developed by the Company usually takes several years and typically requires substantial expenditures. The Company submitted an application to FDA for marketing approval of ProstaScint in January 1995, which was accepted effective March 13, 1995, and intends to submit an application to FDA for marketing approval of Samarium EDTMP during the first half of 1995. No assurances can be given, however, as to whether or when the Company will receive approval for these products. The Company has submitted an application to FDA for repeat administration of OncoScint CR/OV. To date, FDA has not issued an approval or non-approval letter for this extended indication. The Company cannot be sure about the outcome and timing of FDA's response. The Company may encounter significant delays or excessive costs in its efforts to secure necessary approvals or licenses. Future U.S. or foreign legislative or administrative acts could also prevent or delay regulatory approval of the Company's products. Failure to obtain or maintain requisite governmental approvals, or failure to obtain approvals of the scope requested, could delay or preclude the Company from marketing its products, or limit the commercial use of the products and thereby have a material adverse effect on the Company.

        VOLATILITY OF STOCK PRICE. Nomura's intention to effect short sales of the Shares during Pricing Periods and the issuance of Shares pursuant to the Arrangement may have a significant adverse impact on the current market price of the Common Stock. See "UNDERWRITING--Plan of Distribution". In addition, the
                       ----------------------------------
market price of the securities of biopharmaceutical companies generally and of the Common Stock in particular has fluctuated over a wide range in the past and it is likely that the price of these securities will fluctuate in the future. Announcements of technical innovations, new commercial products, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the market price of the Common Stock.

        RISK OF TECHNOLOGICAL OBSOLESCENCE; HIGHLY COMPETITIVE INDUSTRY. Biotechnology has undergone rapid and significant technological change. The Company expects that this technology will continue to develop rapidly, and the Company's future success will depend, in large part, on its ability to maintain a competitive position. Rapid technological development may result in products or processes becoming obsolete before marketing of these products or before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products.

        There is intense competition in the biopharmaceutical industry. Potential competitors in the United States, Europe and other markets are numerous and include pharmaceutical, chemical, biotechnology and medical device companies, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than the Company. Furthermore, some of the Company's competitors may achieve product commercialization earlier than the Company. The Company also experiences competition from universities and other research institutions in the development of the Company's technologies and processes and, in some instances, competes with others in acquiring technology from universities. In addition, certain of the Company's products are subject to competition from products developed using techniques other than those developed in biotechnology.

        The biopharmaceutical industry is under pressure to consolidate, with companies merging to attain critical mass in the marketplace. This trend towards consolidation is due to a number of factors, including, the high costs associated with obtaining FDA approval for products, substantial resources required to commercialize products and unfavorable conditions in the public capital markets for biopharmaceutical companies seeking financing. The healthcare industry in general is undergoing significant changes due to cost containment pressures, reimbursement requirements and the increasing presence of managed care organizations. There can be no assurance that the Company will not be influenced by any or all of these factors, all of which are beyond its control.

        NO DIVIDENDS ANTICIPATED IN THE FUTURE. The Company has not paid any cash dividends on the Common Stock since its inception and does not anticipate paying any cash dividends in the future. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions.

        DILUTION; SHARES ELIGIBLE FOR FUTURE SALE. Because the Common Stock is issuable upon exercise of certain issued and outstanding warrants and options and pursuant to outstanding contingent value rights ("CVRs"), the interests of the Company's then stockholders will be diluted and the market price of the Common Stock could be adversely affected by future exercises of the warrants and/or options or issuances of the Common Stock pursuant to the CVRs and by the sale of such shares in the public market. As of March 15, 1995, approximately 4,285,000 shares of Common Stock were reserved for issuance upon exercise of issued and outstanding warrants, approximately 1,874,234 shares of Common Stock were reserved for issuance pursuant to the CVRs and approximately 5,973,135 shares of Common Stock were reserved for issuance pursuant to employee retirement savings, stock option and stock award plans and agreements (including an option granted to Fletcher Capital Markets, Inc., which option has since been assigned to Harvard Management Company, Inc.).

                                USE OF PROCEEDS
                                ---------------

        Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the Arrangement will be used for general corporate purposes, including product commercialization, late-stage product development activities and exploratory basic research activities within the Company, and selling, general and administrative expenses. Under the Company's current fiscal 1995 operating budget, approximately 61% will be used for research and development and 39% will be used for selling, general and administrative expenses. Management of the Company believes that its current sources of liquidity will be sufficient to meet anticipated cash requirements through fiscal 1995. To date, the Company's major uses of cash have included research and development costs, general and administrative expenses, expenditures for property, plant and equipment and expenses related to marketing and selling its products.

        The Company anticipates continued spending on research and development, including the completion of Phase III clinical trials for Samarium EDTMP, the expansion of its product development efforts for ProstaScint and the acceleration of exploratory research in the Company's TSARs\SynGenes program.

        The timing, amount and nature of these expenditures are dependent upon, and may vary in accordance with, numerous factors including the progress of the Company's research and development program, the Company's assessment of the timing of FDA approval and the market potential of its products and that of competing or complementary products, and other factors beyond the Company's control. Pending application of the proceeds to the purposes described above, the net proceeds from the Arrangement will be invested in high-grade, short-term, interest-bearing investments.


                                 UNDERWRITING
                                 ------------

PURCHASE AGREEMENT

        Subject to the terms and conditions of the Purchase Agreement, Nomura, as underwriter, has agreed to purchase, and the Company has agreed to sell to Nomura, from time to time over the next 24 months, shares of Common Stock with an aggregate purchase price of up to $49,000,000. The commencement of any Takedown requires the mutual agreement of Nomura and the Company as to the aggregate dollar amount and commencement date of the Takedown. Furthermore, Nomura is entitled to reduce the aggregate dollar amount of a Takedown, discontinue a Takedown or terminate the Purchase Agreement under certain circumstances prior to the purchase of the Shares. Nomura is not obligated under the Purchase Agreement to agree to any Takedown or to purchase a minimum number of Shares.

        Under the Purchase Agreement, a Takedown is initiated by the delivery of a notice by the Company to Nomura proposing an aggregate dollar amount of at least $500,000 and the commencement date for a Takedown, which will in no event be sooner than 10 trading days after the date of the initial delivery of a proposal for a Takedown. If the parties agree upon such terms, a twenty-one trading day pricing period for the Shares to be issued in the Takedown will commence on such agreed upon date. The Trading Price for the Shares over such Pricing Period is determined based on the average of the closing bid prices for the Shares as quoted on Nasdaq for each day in the Pricing Period. If, on any trading day during a Pricing Period, (i) a representation, warranty or other statement of the Company made in the Purchase Agreement is not true and correct,
(ii) in the judgment of Nomura, the Company shall have failed to perform in any material respect any of its obligations under the Purchase Agreement, (iii) certain conditions set forth in the Purchase Agreement are not satisfied, or
(iv) the price or trading volume of the Common Stock drops below certain levels, at the discretion of Nomura, the aggregate dollar amount of a Takedown is subject to pro rata reduction and such trading day(s) are excluded in computing the Trading Price. Nomura also has the option in the case of the foregoing clauses (i), (ii) or (iii) of terminating the Takedown with respect to any remaining trading days in the Pricing Period and reducing the aggregate dollar amount of the Takedown accordingly, on a pro rata basis. At the end of the Pricing Period, the amount of Shares to be issued and sold by the Company to Nomura in such Takedown is determined by dividing the aggregate dollar amount of the Takedown by the Trading Price. The purchase price for each Share to be purchased by Nomura in a Takedown will equal 90% of the related Trading Price. The closing date for each Takedown will be for each Pricing Period which ends prior to June 7, 1995, four trading days after the end of such Pricing Period, and for each Pricing Period which ends on or after June 7, 1995, two trading days after the end of such Pricing Period.

        In connection with the execution of the Purchase Agreement, the Company has paid Nomura a $100,000 commitment fee. Under the Purchase Agreement, if Nomura determines that it will not terminate the Purchase Agreement after an initial six month period, the Company shall further pay Nomura a $200,000 continuation fee. In the event that the Company terminates the Purchase Agreement at any time, except under certain limited circumstances, the Company shall be required to pay Nomura a $250,000 termination fee. If Nomura does not agree to a certain number of Takedowns proposed by the Company, the Company has the option to terminate the Purchase Agreement or to terminate Nomura's exclusive right to purchase Shares pursuant to the Purchase Agreement; in either case, the Company will not be required to pay Nomura the termination fee described in the preceding sentence. If (i) the Shares are not quoted on Nasdaq, or (ii) in the case of a merger or consolidation, (A) the Company is not the surviving entity, and (B) there is deemed to be a "change in control" of the Company, the Company shall pay to Nomura an amount equal to 1% of the difference between $49,000,000 and the aggregate dollar amount of Shares sold by the Company under the Purchase Agreement. In connection with each Takedown, the Company will sell to Nomura, at a price of $.001 per Warrant, Warrants to purchase a number of Shares equal to 10% of the Shares sold in the Takedown. The Warrants so issued will be exercisable at any time during the three year period following the date of issuance at an exercise price equal to 160% of the related Trading Price. The issuance to Nomura of the Warrants and the issuance of the Shares to be issued upon exercise of the Warrants have been registered under the Securities Act. The Company has agreed to pay the out-of-pocket expenses of Nomura over the term of the Purchase Agreement, including the fees and disbursements of counsel.

        The Company and certain officers and directors of the Company have agreed that they will not offer, sell, pledge, contract to sell or otherwise dispose of, directly or indirectly, or announce any such offer, sale, pledge, contract or other disposition, or cause to be filed with the Commission a registration statement under the Securities Act relating to any securities of the Company substantially similar to the Shares (including without limitation, securities convertible or exchangeable for the Shares), subject to certain exceptions, for a period of two years after the date of this Prospectus without the prior written consent of Nomura, except as otherwise permitted in the Purchase Agreement.

        In connection with a letter agreement between the Company and Quaker Capital Advisors, Inc. ("Quaker") regarding the retention of Quaker to render advisory services relating to the Company's efforts to secure equity financing, the Company agreed to pay Quaker (i) a commitment fee equal to 0.1% of the total amount of the Arrangement, (ii) 2.5% of the net proceeds from the sale of the Shares to Nomura, and (iii) reimbursement for certain out-of-pocket expenses incurred by Quaker. The commitment fee provided for in clause (i) of the preceding sentence will be credited toward payment of the 2.5% fee described in clause (ii). The Company further paid Quaker for general corporate finance advisory services for the period July 1994 to November 1994 at the rate of $5,000 per month.

        The Purchase Agreement provides that the Company will indemnify Nomura against certain liabilities, including liabilities under the Securities Act, or contribute to payments that Nomura may be required to make in respect thereof.

        The Purchase Agreement is included as an exhibit to the Registration Statement which contains this Prospectus, and the foregoing summary of its terms is qualified in its entirety by reference to the text of the Purchase Agreement.

PLAN OF DISTRIBUTION

        Nomura expects to sell the Shares from time to time in at the market transactions on Nasdaq. Nomura may also sell the Shares in negotiated transactions, or by a combination of at the market and negotiated transactions, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. Nomura intends to effect short sales of the Common Stock during the Pricing Periods. There can be no assurance that the short sales effected by Nomura will not have an adverse impact on the current market price of the Common Stock. Nomura expects to effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of commissions, mark-ups or other payments from Nomura or from the purchasers of the Shares for whom the broker-dealers may act as agent or to whom they may sell as a principal, or both.

        Any broker-dealers who act as Nomura's agent in connection with the sale of the Shares may be deemed "underwriters" as that term is defined in the Securities Act, and any remuneration received by them in connection therewith may be deemed to be underwriting compensation under the Securities Act.

        Nomura may engage in "passive market making" in the Common Stock on Nasdaq in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers to engage in limited market making transactions during the period when Rule 10b-6A under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.


                                 LEGAL MATTERS
                                 -------------

        The validity of the shares of Common Stock offered hereby has been passed on for the Company by Dechert Price & Rhoads, Princeton, New Jersey. Certain legal matters will be passed on for Nomura by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS
                                    -------

        The audited consolidated financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

        The audited financial statements of CytoRad incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

Form of                                           File No. 33-_____
PROSPECTUS SUPPLEMENT                             Filed pursuant to Rule _______
(TO PROSPECTUS DATED__________)


                              CYTOGEN CORPORATION
                                 Common Stock
                               ($.01 par value)
                              ___________________


               Subject to the terms and conditions of the Purchase Agreement between Cytogen Corporation (the "Company") and Nomura Securities International,
Inc. ("Nomura"), on [              ], the Company and Nomura agreed upon a
Takedown with the following terms:

               Maximum Takedown Amount:  $______________

               Maximum Expected Net
               Proceeds:                 $______________

               Pricing Period
               Commencement Date:         ______________, 199_

               Expected Closing
               Date:                      ______________, 199_


               The Common Stock is traded on the Nasdaq National Market
("Nasdaq"). On [                    ], the reported last sale price of the
Common Stock, as reported on Nasdaq, was $_____ per share .

     All initially capitalized terms used herein shall have the same meaning as specified in the Prospectus.



                     Nomura Securities International, Inc.


                           _________________________


             The date of this Supplement is ______________, 19___

                           _________________________

                                     [S-1]

Form of                                           File No. 33-_____
PROSPECTUS SUPPLEMENT                             Filed pursuant to Rule _______
(TO PROSPECTUS DATED__________)

                               [       ] Shares
                              CYTOGEN CORPORATION
                                 Common Stock
                               ($.01 par value)
                                _______________


                Subject to the terms and conditions of the Purchase Agreement between Cytogen Corporation (the "Company") and Nomura Securities
International, Inc.("Nomura"), on [          ], the Company sold an aggregate
of [     ] shares of Common Stock at the closing of the Takedown, at a purchase
price of [     ] per share to Nomura.

                The Common Stock is traded on the Nasdaq National Market
("Nasdaq").  On [     ], the reported last sale price of the Common Stock, as
reported on Nasdaq, was $_____ per share.

                                _______________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________

=======================================================================================
                            Purchase Price (1)           Proceeds To Company (2)
                            ------------------           -----------------------
- ---------------------------------------------------------------------------------------
Per share................
- ---------------------------------------------------------------------------------------
Total....................
=======================================================================================

(1) The Company has agreed to indemnify Nomura against certain liabilities, including liabilities under the Securities Act of 1933.

(2)   Before deducting estimated expenses of $          payable by the Company.


                     Nomura Securities International, Inc.


          The date of this Prospectus Supplement is           , 199__.
                                _______________

                                     [S-1]

                             [RECENT DEVELOPMENTS]






                               [USE OF PROCEEDS]







                                   DILUTION

                 The net tangible book value per share of the Common Stock at __________ ___, 199__ was $__________. Without taking into account any change in the Company's net tangible book value after __________ ___, 199__, other than giving effect to the issuance and sale of the Shares at the last reported sale price as shown on the cover page (after deducting offering expenses and underwriting discounts and commissions), the pro forma net tangible book value per share of the Common Stock would have been $__________. This represents an immediate increase in net tangible pro forma book value per share of $__________ to present stockholders and an immediate dilution of $__________ per share to investors in this offering. The following table illustrates the per share effect of this dilution on an investor's purchase of Common Stock:


    Public offering price of Common Stock..............................                       $______
     Net tangible book value before offering...........................         $______
     Increase attributable to payments by new investors................         $______
    Pro forma net tangible book value after offering...................                       $______
    Dilution to new investors..........................................                       $======






                                [UNDERWRITING]





            [Sales of Common Stock by Nomura During Pricing Period]

                                     [S-2]

================================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities to which it relates, or an offer or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made thereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to its date.

                                _______________


                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                    Page
                                                                    ----

Recent Developments ...............................................   S-
Use of Proceeds ...................................................   S-
Dilution ..........................................................   S-
Underwriting ......................................................   S-

                                   Prospectus

Available Information..............................................
Incorporation of Certain Documents by
 Reference.........................................................
The Company........................................................
Use of Proceeds....................................................
Underwriting.......................................................
Legal Matters......................................................
Experts............................................................

================================================================================



                              [          ] Shares



                              CYTOGEN CORPORATION



                                 Common Stock






                              ___________________

                             PROSPECTUS SUPPLEMENT

                                _______________


                     NOMURA SECURITIES INTERNATIONAL, INC.



                             [____________, 199__]


================================================================================

                                     [S-3]

                 SUBJECT TO COMPLETION -- DATED MARCH 28, 1995

PROSPECTUS


                              CYTOGEN CORPORATION

                       WARRANTS TO PURCHASE COMMON STOCK
                                      AND
                             SHARES OF COMMON STOCK
                                ($.01 PAR VALUE)
                                ----------------

                 This Prospectus relates to (i) the sale from time to time by Nomura Securities International, Inc. ("Nomura") of the Warrants (the "Warrants") to purchase Common Stock, $.01 par value (the "Common Stock"), of Cytogen Corporation (the "Company"), and (ii) the sale by the Company of the shares of Common Stock to be issued on exercise of the Warrants by the holder of the Warrants and any sale thereof by anyone who would be deemed an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Warrants were purchased by Nomura from the Company pursuant to a Purchase Agreement dated March 28, 1995 (the "Purchase Agreement") and a Warrant Agreement dated as of March __, 1995 (the "Warrant Agreement") between the Company and Mellon Securities Trust Company, as Warrant Agent (the "Warrant Agent"), at a purchase price of $.001 per Warrant. Each Warrant is immediately exercisable for one share of Common Stock at an exercise price equal to 160% of a deemed average trading price of the Common Stock at the time of issuance of the Warrants (subject to certain anti-dilution provisions contained in the Warrant Agreement). The Warrants may be exercised during a period of three years from the date of issue. See "DESCRIPTION OF WARRANTS".
                             -----------------------

                 At the time of sale of the Warrants by Nomura hereunder, the Company will prepare and file with the Securities and Exchange Commission (the "Commission") a supplement to this Prospectus (the "Prospectus Supplement") which sets forth the exercise price and expiration date of the Warrants being offered. Nomura may from time to time sell the Warrants in negotiated transactions or as may otherwise be provided in the applicable Prospectus Supplement. The Company will not receive any proceeds from sales of the Warrants by Nomura. The Company will receive all proceeds from the exercise of the Warrants. Except as may otherwise be provided in an applicable Prospectus Supplement, Nomura expects to sell any Common Stock received upon exercise of the Warrants from time to time in at the market transactions on the Nasdaq National Market ("Nasdaq"). The Company will not receive any proceeds from sales of the Common Stock issued upon exercise of the Warrants. See "UNDERWRITING".
                                                               ------------

                 The Company will bear all expenses in connection with the registration of the Warrants and Common Stock, which expenses are estimated to be $45,000.

                 The Company has agreed to indemnify Nomura and each other underwriter within the meaning of the Securities Act that may purchase from or sell for Nomura any of the Warrants and Common Stock, and each person, if any, who controls Nomura or any underwriter within the meaning of the Securities Act, against certain liabilities, including liabilities under the Securities Act.

                 The Common Stock is quoted on Nasdaq under the symbol "CYTO."

                 This Prospectus may not be used to consummate sales of the Warrants unless accompanied by a Prospectus Supplement.

                         ____________________________

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

                         ____________________________


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ____________________________

                THE DATE OF THIS PROSPECTUS IS [________], 1995


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION.......................................................   3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   3

THE COMPANY.................................................................   5

RISK FACTORS................................................................   5

USE OF PROCEEDS............................................................   10

DESCRIPTION OF WARRANTS....................................................   11

UNDERWRITING...............................................................   11

LEGAL MATTERS..............................................................   12

EXPERTS....................................................................   12



NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING. ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF ITS DATE AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION
                             ---------------------

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is traded on the Nasdaq National Market and such reports, proxy statements and other information concerning the Company are available for inspection at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 9513 Key West Avenue, Rockville, Maryland 20850.

        The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Warrants and shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the Warrants and shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, exhibits and schedules.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                -----------------------------------------------

        The Company hereby incorporates by reference into this Prospectus (i) its Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1994, which contains audited financial statements for the Company's latest fiscal year for which a Form 10-K was required to have been filed, (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1994, including but not limited to the Current Reports on Form 8-K filed by the Company with the Commission on January 6, 1995, February 16, 1995, February 23, 1995 and February 24, 1995, respectively and (iii) the description of the Common Stock, par value $.01 per share, as contained in its registration statement on Form 8-A declared effective on March 9, 1992.

        All documents and reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents or reports.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        THE COMPANY HEREBY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (NOT INCLUDING EXHIBITS TO SUCH INFORMATION UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INFORMATION). SUCH REQUESTS SHOULD BE DIRECTED TO T. JEROME MADISON, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES AT 600 COLLEGE ROAD EAST, CN 5308, PRINCETON, NEW JERSEY 08540-5308; TELEPHONE: (609) 987-8210.

                                  THE COMPANY
                                  -----------

        The Company is a biopharmaceutical company engaged in the discovery, development, manufacture and marketing of products to better diagnose and treat disease. The Company's current portfolio of products provides targeted delivery of diagnostic and therapeutic substances directly to the sites of disease. The Company is using its patented and proprietary technologies to develop specific in vivo cancer diagnostic imaging and therapeutic products to build a focused cancer care franchise. The Company may expand from cancer into other therapeutic areas employing related technologies.

        The Company's current focus is on: (i) Samarium 153 EDTMP ("Samarium EDTMP"), a cancer therapy agent for the treatment of bone pain associated with bone metastases, which is in late Phase III clinical development with a New Drug Application submission to the U.S. Food and Drug Administration ("FDA") anticipated in the first half of 1995; (ii) ProstaScint(TM), a prostate cancer diagnostic imaging product, for which a Product License Application ("PLA") was submitted to and accepted for filing by FDA effective March 13, 1995; and (iii) OncoScint(R) CR/OV, the Company's monoclonal antibody-based diagnostic imaging agent for colorectal and ovarian cancer, which has been approved by FDA since December 1992 and, in its colorectal cancer application, in various European countries since June 1991.

        The Company has licensed to The DuPont Merck Pharmaceutical Company ("DuPont Merck") the manufacturing and co-marketing rights to Samarium EDTMP in the U.S. The Company has assigned high priority to the product development and commercialization programs for Samarium EDTMP and ProstaScint. The Company is continuing to evaluate, invest in and support the sales and marketing activities with respect to OncoScint CR/OV. While the product has technically performed as predicted in clinical applications, OncoScint CR/OV has achieved very limited sales, and negligible sales growth, in both the U.S. and European markets since its introduction.

        The Company's strategic plan also supports continued commitment to its "linker" technology through ongoing product development efforts for cancer therapeutic agents. The Company expects to expand its current product portfolio through in-licensing products and technologies. In addition, the Company has committed additional resources to its molecular recognition unit program which, as a result of recent patent filings and development trends, has been renamed the Totally Synthetic Affinity Reagents\SynGenes program. This program involves long peptides that have the ability to recognize and bind to specific target sites in the human body. The Company believes that the ability of these compounds to bind to predetermined sites may mediate certain diagnostic or therapeutic effects more effectively than its current monoclonal antibody delivery systems and other existing products.

        The Company is a Delaware corporation with its principal executive offices at 600 College Road East--CN 5308, Princeton, N.J. 08540-5308. Its telephone number is (609) 987-8200.


                                  RISK FACTORS
                                  ------------

        An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to the other information set forth and incorporated by reference in this Prospectus before making any decision to invest in the Common Stock.

        HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT. The Company commenced its research activities in 1981, and has never made a profit nor has it ever had positive cash flow from operations. At December 31, 1994, the Company had an accumulated deficit of approximately $155.8 million, and the Company anticipates it will continue to incur substantial losses in the future. The Company first recognized product related revenues in 1992. Product related revenues were $400,000, $1.6 million and $1.4 million in fiscal 1992, fiscal 1993 and fiscal 1994, respectively. License and contract revenues were $13 million, $8.8 million and $1 million in fiscal 1992, fiscal 1993 and fiscal 1994, respectively. The Company recognized license and contract revenues of $9.1 million and $7.9 million in fiscal 1992 and fiscal 1993, respectively, which represented 68% and 76% of total revenue, from CytoRad Incorporated ("CytoRad"), a biopharmaceutical company engaged in the research and development of proprietary antibody-based delivery systems for the diagnosis and treatment of prostate cancers and the treatment of ovarian cancer, utilizing technology licensed from the Company. No CytoRad license and contract revenues were recognized in fiscal 1994. In February 1995, CytoRad merged with and into a subsidiary of the Company. As a result of the merger, the Company estimates that it will record in the first quarter of 1995 approximately $20 million for acquired research and development on its statement of operations, representing the amount by which the purchase price exceeds CytoRad's net book value. The Company anticipates that even if its products currently in development receive necessary regulatory approvals, its revenues over the near term will not be sufficient to cover its operating expenses. The Company's profitability will be dependent on its success in developing, obtaining and maintaining regulatory approvals for, and effectively marketing (either itself or through third parties) its products. There can be no assurance as to when or whether profitability will be achieved.

        FUTURE CAPITAL NEEDS; UNCERTAINTY OF FUNDING. The Company estimates that its existing funds will enable it to maintain its current and planned operations through fiscal 1995. In order to develop, manufacture and market all of its products effectively, the Company will require substantial additional funding. If such funding is not obtained the Company would be required to significantly curtail its operations. In order to meet these needs, the Company intends to seek to raise funds through additional sales of equity securities (including pursuant to the Arrangement), which could result in substantial dilution of the percentage ownership of the then Company stockholders, through marketing and out-licensing arrangements, corporate partnering arrangements or strategic mergers and acquisitions. No assurance can be given as to the Company's success in obtaining additional funding or as to the terms of any such funding.

        The offering of the Shares described herein will be contingent, in part, upon prevailing market conditions, including the trading price and trading volume of the Common Stock. In addition, due to the discretionary nature of the obligation of Nomura to purchase Shares under the Purchase Agreement, there can be no assurance that the Company will realize any significant levels of funding from the sale of Shares pursuant to the Arrangement.

        CHANGES IN CONTRACT REVENUES. A significant portion of the Company's total revenues have historically been generated from licensing and related contracts with third parties. With the exception of a recently executed contract with DuPont Merck, all of these contracts have either been terminated, in which event, the Company has reacquired the technology licensed to such third parties, or have no continuing commercial value. With the exception of such revenues as may be derived from its license agreement with DuPont Merck, which relates to the Company's rights to Samarium EDTMP, the Company does not currently have any source of contract revenues. Under its strategic plan, the Company has assigned high priority to the product development and commercialization programs for Samarium EDTMP and ProstaScint while it continues to evaluate, invest in and support the sales and marketing activities with respect to OncoScint CR/OV, which to date, has achieved very limited sales and negligible sales growth in both the U.S. and European markets. The Company's strategic plan also supports development of additional products and technologies. No assurances can be given that this strategy will be successful or that the Company will in the future achieve significant revenues through product sales, license agreements or otherwise.

        LIMITED MANUFACTURING CAPABILITY AND EXPERIENCE. The Company has limited commercial scale manufacturing capacity, and it has not previously produced commercial quantities of monoclonal prostate cancer antibodies, which are a necessary element to the development of its ProstaScint product line. An Establishment License Application ("ELA") for the facility used by the Company for the production of its colorectal and ovarian imaging products was approved by FDA in December 1992. An ELA Supplement prepared in 1994 in conjunction with the PLA for ProstaScint was submitted to and accepted for filing by FDA on March 13, 1995. The Company believes that this facility will allow it to meet its projected production requirements for its OncoScint CR/OV and ProstaScint product lines in both the United States and Europe for the near term, although no assurances can be given to that effect. If the Company's projected production requirements are not achieved it would suffer materially adverse effects. The Company currently has the in-house production capacity necessary to produce projected commercial quantities of prostate cancer monoclonal antibodies for manufacture of ProstaScint. However, no assurance can be given that the facility will receive the necessary approvals to produce commercial quantities of antibodies for ProstaScint, or that commercial quantities of antibodies will be otherwise obtained. The Company will be required to obtain and maintain regulatory approval for each of its commercial manufacturing processes and facilities. Any failure to receive, or substantial delay in obtaining, or an inability to maintain, regulatory approval for its manufacturing processes and facilities will have a material adverse effect on the Company.

        SINGLE SUPPLIER OF CERTAIN RAW MATERIALS. The raw materials used in the manufacture of the Company's products include two antibodies. The Company has both exclusive and non-exclusive license agreements which permit it to use monoclonal antibodies in the products it is developing. The Company's one commercial product, OncoScint CR/OV, uses a monoclonal antibody which is supplied by a single manufacturer. The Company is aware that prior to 1992 this supplier experienced certain operational difficulties relating to variations in product yield, although to the Company's knowledge these difficulties have not been experienced by the supplier since such time. These difficulties did not materially adversely affect the Company. Although the Company anticipates that the supplier will be able to meet the Company's needs for commercial quantities of monoclonal antibodies for OncoScint CR/OV, no assurances can be given to that effect. Failure by the supplier to provide these requisite monoclonal antibodies in quantities sufficient to meet demand could have a material adverse effect on the Company's business.

        MARKETING UNCERTAINTIES. The Company has a limited sales force and has historically relied in large part on third parties to market its products. In 1994 and the first quarter of 1995, the Company terminated its marketing relationship with both Oncoscint CR/OV marketing partners. Since May 1994, the Company's direct sales force has been the sole marketer of its OncoScint CR/OV product in the United States. The Company intends to secure alternative marketing and distribution partners for OncoScint CR\OV in Europe and Japan. The Company is currently evaluating its product marketing options in the United States and is considering maintaining its direct selling efforts, as well as, co-promotion arrangements or licensing of all rights to a third party. Depending on the approach selected, significant resources might be required. The Company is also exploring advances in teleradiology in order to improve the acquisition and interpretation of an OncoScint CR/OV scan. There can be no assurance that the Company's marketing strategy will be successful.

        The Company's ability to market its products successfully in the future will be dependent on a number of factors, many of which are not within its control. Due to slower than anticipated growth in OncoScint CR/OV product sales, the Company has a significant investment in inventories. These inventories include raw materials which the Company currently estimates will not be fully used in the foreseeable future. During fiscal 1993 and fiscal 1994, the Company recorded $2.3 million and $1.1 million of inventory writedowns due to shelf life expiration and other inventory realization issues. In July 1993, the Company petitioned FDA for an extension of the shelf life of its monoclonal antibody raw material inventories. As of December 31, 1994, the Company had raw materials of $3.2 million, of which approximately $2.0 million exceeded the currently approved FDA shelf life. The realization of the Company's investment in inventory is dependent upon growth in product sales and the outcome and timing of the response by FDA to the Company's request to extend the deemed product shelf life. The Company cannot predict with accuracy when FDA will respond to such request and no assurances can be given that such response will be favorable to the Company. Given the foregoing uncertainties with respect to raw material inventory, future inventory writedowns may be required.

        DEPENDENCE UPON KEY PERSONNEL. The Company's ability to develop marketable products and to maintain a competitive position in light of technological developments will depend, in large part, on its ability to attract and retain qualified scientific personnel and to develop and maintain relationships with leading research institutions. Competition for such personnel and relationships is intense. The Company is highly dependent on the principal members of its management and scientific staff, the loss of whose services might impede the achievement of development objectives. The Company does not maintain any significant amounts of key personnel insurance on the lives of its employees or directors.

        POTENTIAL FOR PRODUCT LIABILITY EXPOSURE. The Company could be subject to product liability claims in connection with the use of products that the Company is currently developing, manufacturing and marketing or that the Company or its licensees may develop, manufacture and market in the future. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims or would be able to have its customers indemnify or insure the Company against such claims. Although the Company believes that its current product liability insurance coverage of $5 million per claim and $5 million in the aggregate is adequate for its present activities, there can be no assurance that such coverage will be adequate in terms and scope to protect it against material adverse effects in the event of a successful product liability claim.

        PATENTS AND PROPRIETARY RIGHTS. The Company has been issued patents in the United States and other countries and has numerous other patent applications pending to protect its proprietary technology. There can be no assurance that any patents that have been issued or may be issued in the future will be of substantial protection or commercial benefit to the Company, will afford the Company adequate protection from competing products or will not be challenged or declared invalid. Furthermore, there can be no assurance that additional U.S. or foreign patents will be issued to the Company. The extent to which the Company may be required to license other patents or proprietary rights held by others and the cost and availability of such licenses are presently unknown. The Company is not aware that any of its activities are in violation of third-party patents; however, any such violation could have a material adverse effect on its business. In addition, the Company relies heavily on its proprietary technologies for which patent applications have been filed but not yet granted in certain countries. Insofar as the Company relies on trade secrets, non-disclosure agreements and unpatented know-how to establish and maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies.

        GOVERNMENT REGULATION. The Company is subject to regulation by numerous governmental authorities in the United States, including FDA and the Nuclear Regulatory Commission, and in other countries. All of the Company's products, manufacturing processes and facilities require governmental licensing or approval prior to commercial use and the maintenance of such approvals thereafter. The approval process applicable to products of the type being developed by the Company usually takes several years and typically requires substantial expenditures. The Company submitted an application to FDA for marketing approval of ProstaScint in January 1995, which was accepted effective March 13, 1995, and intends to submit an application to FDA for marketing approval of Samarium EDTMP during the first half of 1995. No assurances can be given, however, as to whether or when the Company will receive approval for these products. The Company has submitted an application to FDA for repeat administration of OncoScint CR/OV. To date, FDA has not issued an approval or non-approval letter for this extended indication. The Company cannot be sure about the outcome and timing of FDA's response. The Company may encounter significant delays or excessive costs in its efforts to secure necessary approvals or licenses. Future U.S. or foreign legislative or administrative acts could also prevent or delay regulatory approval of the Company's products. Failure to obtain or maintain requisite governmental approvals, or failure to obtain approvals of the scope requested, could delay or preclude the Company from marketing its products, or limit the commercial use of the products and thereby have a material adverse effect on the Company.

        VOLATILITY OF STOCK PRICE. Nomura's intention to effect short sales of the Shares during Pricing Periods and the issuance of Shares pursuant to the Arrangement may have a significant adverse impact on the current market price of the Common Stock. See "UNDERWRITING--Plan of Distribution". In
                       ----------------------------------
addition, the market price of the securities of biopharmaceutical companies generally and of the Common Stock in particular has fluctuated over a wide range in the past and it is likely that the price of these securities will fluctuate in the future. Announcements of technical innovations, new commercial products, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the market price of the Common Stock.

        RISK OF TECHNOLOGICAL OBSOLESCENCE; HIGHLY COMPETITIVE INDUSTRY. Biotechnology has undergone rapid and significant technological change. The Company expects that this technology will continue to develop rapidly, and the Company's future success will depend, in large part, on its ability to maintain a competitive position. Rapid technological development may result in products or processes becoming obsolete before marketing of these products or before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products.

        There is intense competition in the biopharmaceutical industry. Potential competitors in the United States, Europe and other markets are numerous and include pharmaceutical, chemical, biotechnology and medical device companies, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than the Company. Furthermore, some of the Company's competitors may achieve product commercialization earlier than the Company. The Company also experiences competition from universities and other research institutions in the development of the Company's technologies and processes and, in some instances, competes with others in acquiring technology from universities. In addition, certain of the Company's products are subject to competition from products developed using techniques other than those developed in biotechnology.

        The biopharmaceutical industry is under pressure to consolidate, with companies merging to attain critical mass in the marketplace. This trend towards consolidation is due to a number of factors, including, the high costs associated with obtaining FDA approval for products, substantial resources required to commercialize products and unfavorable conditions in the public capital markets for biopharmaceutical companies seeking financing. The healthcare industry in general is undergoing significant changes due to cost containment pressures, reimbursement requirements and the increasing presence of managed care organizations. There can be no assurance that the Company will not be influenced by any or all of these factors, all of which are beyond its control.

        NO DIVIDENDS ANTICIPATED IN THE FUTURE. The Company has not paid any cash dividends on the Common Stock since its inception and does not anticipate paying any cash dividends in the future. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions.

        DILUTION; SHARES ELIGIBLE FOR FUTURE SALE. Because the Common Stock is issuable upon exercise of certain issued and outstanding warrants and options and pursuant to outstanding contingent value rights ("CVRs"), the interests of the Company's then stockholders will be diluted and the market price of the Common Stock could be adversely affected by future exercises of the warrants and/or options or issuances of the Common Stock pursuant to the CVRs and by the sale of such shares in the public market. As of March 15, 1995, approximately 4,285,000 shares of Common Stock were reserved for issuance upon exercise of issued and outstanding warrants, approximately 1,874,234 shares of Common Stock were reserved for issuance pursuant to the CVRs and approximately 5,973,135 shares of Common Stock were reserved for issuance pursuant to employee retirement savings, stock option and stock award plans and agreements (including an option granted to Fletcher Capital Markets, Inc., which option has since been assigned to Harvard Management Company, Inc.).

        ABSENCE OF PUBLIC MARKET FOR WARRANTS. The Warrants will constitute a new issue of securities with no prior public market. The Company does not intend to apply for listing of the Warrants on any national securities exchange or admission for quotation on Nasdaq and there is not expected to be any established trading market for the Warrants.


                                USE OF PROCEEDS
                                ---------------

        The Company will not receive any of the proceeds from the sale by Nomura of Warrants or from the re-sale of Common Stock purchased upon the exercise of Warrants. Unless otherwise provided in an applicable Prospectus Supplement, any net proceeds to the Company from the sale of the Common Stock upon exercise of the Warrants will be used for general corporate purposes, including product commercialization, late-stage product development activities and exploratory basic research activities within the Company, and selling, general and administrative expenses.

                            DESCRIPTION OF WARRANTS
                            -----------------------

        Each Warrant represents the right to purchase one share of Common Stock. The Warrants are issued pursuant to the Purchase Agreement and a Warrant Agreement between the Company and Mellon Securities Trust Company, as Warrant Agent. The Warrants are exercisable at any time on or before three years after the date of issuance (the "Expiration Date"). Except as described below, the exercise price (the "Exercise Price") of the Warrants is equal to 160% of a deemed average trading price of the Common Stock at the time of issuance of the Warrants, as determined in accordance with the terms of the Purchase Agreement.

        The Warrant Agreement provides that the Exercise Price and the number of shares of Common Stock issuable upon exercise of each Warrant will be adjusted in the event of stock dividends, stock splits, stock combinations, reclassifications or reorganizations of the Common Stock, or rights offerings or the issuance of Common Stock at below current market price per share. Fractional shares will not be issued upon exercise of the Warrants. In lieu thereof, a cash adjustment based on the closing price of the Common Stock as reported on Nasdaq on the date of the exercise will be made.

        The Warrant Agreement further provides that in case of any consolidation or merger of the Company with or into another corporation or any sale, lease or transfer to another person of all or substantially all of the assets of the Company, the holder of each outstanding Warrant will have the right to receive, upon exercise of the Warrant, the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale, lease or transfer by a holder of the number of shares of Common Stock that would have been received upon the exercise of the Warrant immediately prior to that event. The Warrants do not confer upon the holder any voting rights or any other rights as a stockholder of the Company prior to the time of exercise.

        The Warrants may be exercised by the surrender of the related Warrant Certificates to the Warrant Agent, with the warrant exercise form set forth on the back of the Warrant Certificate duly executed and accompanied by a certified or official bank check payable to the order of the Company in the amount of the Exercise Price multiplied by the number of shares of Common Stock to be acquired pursuant to the exercise or, in the event of a cashless exercise, by specifying and receiving a number of shares of Common Stock having an aggregate fair market value equal to the difference between (x) the fair market value of the number of shares subject to the Warrant and (y) the Exercise Price for the shares.

        The Company does not intend to apply for listing of the Warrants on any national securities exchange or admission for quotation on Nasdaq and there is not expected to be any established trading market for the Warrants. As of the date hereof, a class of warrant securities and a class of contingent value rights securities of the Company are quoted on Nasdaq.


                                 UNDERWRITING
                                 ------------

PURCHASE AGREEMENT

        The Warrants offered hereby were purchased by Nomura pursuant to the terms of the Purchase Agreement under which Nomura agreed to purchase up to $49,000,000 of shares of Common Stock from the Company.

PLAN OF DISTRIBUTION

        Nomura may from time to time sell the Warrants in negotiated transactions or as may otherwise be provided in an applicable Prospectus Supplement. Except as may otherwise be provided in an applicable Prospectus Supplement, Nomura expects to sell any Common Stock acquired upon exercise of the Warrants from time to time in at the market transactions on Nasdaq.

        Any broker-dealers who act as Nomura's agent in connection with the sale of the Warrants or shares of Common Stock may be deemed "underwriters" as that term is defined in the Securities Act, and any remuneration received by them in connection therewith may be deemed to be underwriting compensation under the Securities Act.


                                 LEGAL MATTERS
                                 -------------

        The validity of the Warrants and shares of Common Stock offered hereby have been passed on for the Company by Dechert Price & Rhoads, Princeton, New Jersey. Certain legal matters will be passed on for Nomura by Cravath, Swaine & Moore, New York, New York.


                                    EXPERTS
                                    -------

        The audited consolidated financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

        The audited financial statements of CytoRad incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

Form of                                         File No. 33-_____
PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule _______
(TO PROSPECTUS DATED__________)


                              CYTOGEN CORPORATION
                       Warrants to Purchase Common Stock

                           ________________________


               During the period [                    ] to [                  ],
Nomura Securities International, Inc. sold Warrants to Purchase Common Stock, $.01 par value (the "Common Stock"), of Cytogen Corporation on the dates set forth below:

                     NUMBER OF            EXERCISE           EXPIRATION
  DATE               WARRANTS              PRICE                DATE
- ---------            ---------            --------           ----------






               The Common Stock is traded on the Nasdaq National Market
("Nasdaq"). On [                    ], the reported last sale price of the
Common Stock, as reported on Nasdaq was $_____ per share.

               All initially capitalized terms used herein shall have the same meaning as specified in the Prospectus.


                     NOMURA SECURITIES INTERNATIONAL, INC.


                           ________________________


               The date of this Prospectus Supplement is ______________, 199__.


                           _________________________


                                     [S-1]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth an itemized estimate of fees and expenses payable by the Registrant in connection with the offering of the securities described in this Registration Statement, other than underwriting discounts and commissions.


SEC registration fee..............................      $  3,793
NASD filing fee...................................         1,600
Blue Sky fees and expenses........................        15,000
Transfer Agent Fees...............................         5,000
Legal fees and expenses...........................       340,000
Accounting fees and expenses......................        50,000
Printing expenses.................................         5,000
Miscellaneous.....................................        34,607
                                                        --------

           Total..................................      $455,000


Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (except actions by or in the right of the corporation), if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, absent a determination by a court that such indemnity is proper.
Section 145 further permits a Delaware corporation to grant its directors, officers, employees and agents additional rights of indemnification through bylaw provisions and otherwise.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit.

        The Restated Certificate of Incorporation, as amended, of the Registrant provides for the indemnification of the Registrant's directors, officers, employees and agents to the fullest extent provided by the DGCL.

        Article IX, Sections 1 and 2 of the Registrant's By-laws, as amended, provide as follows:

                "SECTION 1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
        (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
        (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                SECTION 2. Each person who has or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this
        Section 2, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition as authorized by the Board of Directors; provided, however, that if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director, officer, employee or agent of the Corporation in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director, officer, employee or agent of the Corporation, to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee or agent of the Corporation is not entitled to be indemnified under this Section 2 or otherwise."

        The Registrant has entered into identical indemnification agreements with certain of its directors, officers and consultants which generally put into effect Sections 1 and 2 of its By-laws. In addition, the Registrant's By-laws provide that the Registrant has the power to purchase liability insurance policies covering its directors, officers, employees and agents, whether or not the Registrant would have the power to indemnify such person under the DGCL. The Registrant currently maintains such insurance.

         Pursuant to the Purchase Agreement referred to in Exhibit 1.1 of this Registration Statement, Nomura agrees to indemnify the Registrant and its directors, officers and each person, if any, who controls the Registrant against certain liabilities which might arise under the Securities Act of 1933 from information furnished to the Registrant by or on behalf of Nomura.

Item 16.  EXHIBITS.

NO.                                       DESCRIPTION
- --                                        -----------


1.1 Purchase Agreement by and between the Registrant and Nomura Securities International, Inc., dated March 28, 1995

4.1      Restated Certificate of Incorporation, as amended(1)

4.2      By-laws, as amended(1)

4.3 Form of Warrant Agreement by and between the Registrant and Mellon Securities Trust Company, as Warrant Agent, dated as of March __, 1995, including form of Warrant Certificate attached thereto as Exhibit A*

5.0      Opinion of Dechert Price & Rhoads regarding validity*

23.1.1   Consent of Dechert Price & Rhoads (contained in opinion filed as
         Exhibit 5.0)*

23.2.1   Consent of Arthur Andersen LLP

23.2.2   Consent of Arthur Andersen LLP

24.0 Powers of Attorney for each person executing the Registration Statement on behalf of the Registrant are contained on the signature pages to the Registration Statement.

_________________

(1) Previously filed as exhibits to Registrant's Registration Statement on Form S-4 (File No. 33-88612) and incorporated herein by reference thereto.

*        To be filed by Amendment


Item 17.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)      The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES
                                  ----------

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Princeton, State of New Jersey, on March 23, 1995.

                                           CYTOGEN CORPORATION


                                           By: /s/ Thomas J. McKearn
                                              ---------------------------------
                                              Thomas J. McKearn
                                              President and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. McKearn and T. Jerome Madison or either of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that either of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                    TITLE                               DATE
         ---------                                    -----                               ----

/s/ William C. Mills III              Chairman of the Board of Directors              March 23, 1995
- ------------------------
    William C. Mills III

/s/ Thomas J. McKearn                 President, Chief Executive Officer and          March 23, 1995
- -------------------------             Director (Principal Executive Officer)
    Thomas J. McKearn

/s/ T. Jerome Madison                 Vice President, Chief Financial                 March 23, 1995
- -------------------------             Officer, Secretary and Director
    T. Jerome Madison                 (Principal Financial and Accounting Officer)



/s/ George W. Ebright                 Director                                        March 23, 1995
- -------------------------
    George W. Ebright

/s/ Robert F. Johnston                Director                                        March 23, 1995
- -------------------------
    Robert F. Johnston

/s/ Charles E. Austin                 Director                                        March 23, 1995
- -------------------------
    Charles E. Austin

/s/ Bruce R. Ross                     Director                                        March 23, 1995
- -------------------------
    Bruce R. Ross

                                 EXHIBIT INDEX
                                 -------------


Exhibit
Number                            Description
- -------                           -----------

1.1 Purchase Agreement by and between the Registrant and Nomura Securities International, Inc., dated March 28, 1995

23.2.1  Consent of Arthur Andersen LLP

23.2.2  Consent of Arthur Andersen LLP